NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting of shareholders (the “Meeting”) of Western Goldfields Inc. (the “Company” or “Western”) will be held at the TSX Broadcast & Conference Centre, Gallery Room, 130 King Street West, Toronto, Ontario M5X 1J2 on Thursday, May 14, 2009 at 4:30 p.m. (Toronto time), for the following purposes:

(a)	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2008 and the report of the auditors thereon;

(b)	To elect directors of the Company for the ensuing year;

(c)	To appoint PricewaterhouseCoopers LLP, Licensed Public Accountants, as auditors of the Company for the ensuing year and to authorize the directors to fix their remuneration;

(d)
To consider and, if deemed appropriate, to pass, with or without variation, a special resolution authorizing the board of directors to determine the size of the board between the minimum and maximum provided in the articles;

(e)
To consider and, if deemed appropriate, to pass, with or without variation, a special resolution approving a plan of arrangement pursuant to Section 182 of the Business Corporations Act (Ontario) involving Western and New Gold Inc. (“New Gold”), pursuant to which, among other things, New Gold will acquire all of the common shares of Western and the shareholders of Western will receive one common share of New Gold and $0.0001 in cash for each Western common share, all as more particularly described in the accompanying management information circular and joint management information circular supplement; and

(f)	To transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice is accompanied by a management information circular and joint management information circular supplement which provides additional information relating to the matters to be dealt with at the Meeting.

Shareholders who are unable to attend the Meeting are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the Meeting.

The board of directors of the Company has by resolution fixed the close of business on April 8, 2009 as the record date, being the date for the determination of the registered holders of common shares entitled to notice of the Meeting and any adjournment thereof.

Duly completed and executed proxies must be received by the Company’s transfer agent at the address indicated on the enclosed envelope no later than 4:30 p.m. (Toronto time) on May 12, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

DATED at Toronto, Ontario as of the 8th day of April, 2009.

By Order of the Board of Directors

Raymond Threlkeld
President and Chief Executive Officer